News Announcement

IntegraMed Expands Fertility Partner Network via Acquisition of Seattle, WA Fertility Center

Northwest Center for Reproductive Sciences Will Combine
With IntegraMed Partner, Seattle Reproductive Medicine

Combination Creates Substantial Operational Efficiencies
 and Expanded Seattle-Area Presence

PURCHASE, NY & SEATTLE, WA, Jan.18, 2011 -- IntegraMed America, Inc. (NASDAQ: INMD), the leader in developing, marketing and managing specialty healthcare facilities in the fertility and vein care markets, announced today that is has acquired Northwest Center for Reproductive Sciences (NCRS).  The NCRS practice, operating from one location in Kirkland, WA, will be merged into IntegraMed’s existing Seattle Reproductive Medicine (SRM) partner practice that has eight physicians and three locations across Seattle.  The combination will drive substantial operational efficiencies and is expected to be immediately accretive to IntegraMed’s earnings.  Financial terms of the cash acquisition were not disclosed.  IntegraMed will receive service fees comprised of reimbursed costs of services and a fixed percentage of revenues, plus an additional fixed amount of NCRS’s earnings.

NCRS is led by three board certified Reproductive Endocrinologists: Drs. Gerard Letterie, Janet Kennedy and Michael Opsahl, who have built solid reputations for patient care and pregnancy success rates since forming NCRS in 2004.  NCRS performed over 300 In Vitro Fertilization (IVF) cycles in 2010, representing approximately 15% of procedures in the Seattle market.  Total revenues at NCRS were approximately $5 million in 2010.

The combined operation, which will operate as Seattle Reproductive Medicine, will receive IntegraMed’s full complement of management support, including financing permanent property, equipment and receivables, providing all non-physician employees to the operation, revenue cycle management, patient marketing and sales, electronic patient information systems, accounting and financial management, legal and risk management services.  SRM will also have access to IntegraMed’s Attain IVF Programs for financing consumer fertility treatments.

Jay Higham, President and CEO of IntegraMed, commented, “We are extremely pleased to welcome the talented team at Northwest Center for Reproductive Sciences to the IntegraMed family.  The combination of the two practices is a win-win for patients, doctors and personnel, as it will allow the physicians to remain focused on patient care while we enhance the effectiveness and efficiency of the combined practice.

“In-market mergers of this type represent an attractive and efficient means for IntegraMed to continue to expand its footprint, and we are actively seeking such opportunities in the other markets we currently serve.  By combining NCRS’s operations with those of our current partner, Seattle Reproductive Medicine, we can create a more robust platform for state-of-the-art fertility care in the greater Seattle area, forming what will be our largest fertility partner west of Chicago.  Operationally we look to achieve economies of scale across all administrative, marketing and treatment functions, enhancing revenue cycle management and financial performance.  We also see the future potential to consolidate the combined operations’ two IVF laboratories as we have done in other markets, yielding improved lab performance and a substantial reduction in overhead.”

Dr. Gerald Letterie of NCRS commented, "We were looking for a long-term partner that could support our practice in better assisting the families in our community, as well as further our improvement in patient outcomes and the efficiency of our operations.  As part of the IntegraMed fertility network, we now benefit from an impressive group of centers and physicians who share our vision and dedication for providing the highest level of patient care.  We can also provide new treatment financing programs to make fertility treatment more accessible and attractive to prospective patients."

About IntegraMed America, Inc.
IntegraMed is a leader in developing, marketing and managing specialty outpatient healthcare facilities, with current focus on the fertility and vein care markets.  IntegraMed supports its provider networks with clinical and business information systems, marketing and sales, facilities and operations management, finance and accounting, human resources, legal, risk management, quality assurance, and fertility treatment financing programs.  IntegraMed’s Attain Fertility Centers network is the nation’s largest, with 14 company-managed partner centers and 28 affiliate centers, comprising over 131 locations across 34 states and the District of Columbia.  Nearly one of every four IVF procedures in the U.S. is performed in an Attain Fertility Centers partner or affiliate center.  The IntegraMed Vein Clinic network is the leading provider of specialty vein care services in the U.S., operating 42 centers across 14 states, principally in the Midwest and Southeast.

Statements contained in this press release that are not based on historical fact, including statements concerning future results, performance, expectations and expansion of IntegraMed are forward-looking statements that may involve a number of risks and uncertainties.  Actual results may differ materially from the statements made as a result of various factors, including, but not limited to, the risks associated with IntegraMed's ability to identify, consummate and finance future growth, changes in insurance coverage, government laws and regulations regarding health care or managed care contracting; and other risks, including those identified in the company's most recent Form 10-K and in other documents filed by IntegraMed with the U.S. Securities and Exchange Commission.  All information in this press release is as of January 18, 2011 and IntegraMed undertakes no duty to update this information.

For more information about IntegraMed please visit:

www.integramed.com for investor background,
www.attainfertility.com for fertility, or
www.veinclinics.com for vein care

Media/Investor Contacts:
Norberto Aja, David Collins
Jaffoni & Collins
inmd@jcir.com
(212) 835-8500